Exhibit 99.1

Scientific Games Announces Second Quarter 2010 Results

NEW YORK, August 5, 2010 — Scientific Games Corporation (NASDAQ: SGMS) today announced results for the second quarter ended June 30, 2010.

Summary Financial Results

($ in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues	$233.0	$225.0	$449.4	$455.7
Operating Income	26.5	26.5	48.0	39.5
Adjusted EBITDA	81.5	81.0	155.1	159.6

Net Income (Loss)	(4.3)	20.3	0.5	(4.8)
Net Income (Loss) per Share	$(0.05)	$0.22	$0.01	$(0.05)

Capital Expenditures	30.9	33.7	52.8	56.1
Free Cash Flow	31.4	46.4	50.3	74.4

Adjusted EBITDA, free cash flow and joint venture EBITDA as used herein are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to GAAP financial measures in the accompanying tables.

The results reported in this press release reflect the results of operations of the Company’s racing and venue management businesses, other than associated depreciation and amortization expense which is not reflected in the results in accordance with “held for sale” accounting treatment.

Business Highlights

•                  Scientific Games’ U.S. instant ticket and lottery systems customers’ retail sales increased 1.8% and 3.5%, respectively, in the second quarter of 2010 compared to the second quarter of 2009, based on third-party data

•                  The bidding group in which Scientific Games participated was awarded the sole concession to operate the Italian instant ticket lottery for a period of nine years at higher net pricing relative to prior contract; concession scheduled to begin on or about October 1, 2010

•                  Global Draw awarded a four-year contract to provide approximately 7,600 terminals in Ladbrokes’ U.K. terminal estate; roll-out anticipated to commence in early 2011

•                  Submitted joint bid with GTECH for Illinois lottery Private Management Agreement

•                  Games Media was awarded 250 pub sites by Enterprise Inns in the U.K.

•                  Acquired substantially all of the assets of GameLogic, a provider of technology and marketing and development resources for internet gaming and player loyalty programs

“We are very encouraged by our second quarter results as they reflect increased revenue due in part to a rebound in U.S. lottery retail sales and continued success in controlling costs and maintaining solid margins,” stated President and Chief Executive Officer Michael R. Chambrello. “Furthermore, we are pleased with the recent progress made in each of our core businesses with respect to the strategic growth initiatives we announced earlier this year.  In addition, we believe our stable portfolio of existing contracts, combined with the increasing pipeline of opportunities in our lottery and diversified gaming businesses compared to this time last year position us well for the future,” Mr. Chambrello added.

Second Quarter Financial Results

Revenue increased to $233.0 million in the second quarter of 2010 from $225.0 million in the second quarter of 2009 primarily due to higher revenue in the Printed Products Group ($6.2 million) and the Lottery Systems Group ($3.1 million), partially offset by a decline in revenue in the Diversified Gaming Group ($1.3 million).

Operating income of $26.5 million in the second quarter of 2010 was flat compared to $26.5 million in the same period in 2009. This reflects the impact of a more profitable revenue mix ($4.1 million) and lower depreciation and amortization expense ($3.2 million) primarily related to the “held for sale” accounting treatment of the racing and venue management businesses, offset by a non-cash charge related to the “held for sale” racing and venue management businesses ($5.9 million), and higher selling, general and administrative expenses ($1.4 million).

Net loss in the second quarter of 2010 was $(4.3) million, or $(0.05) per share, down from net income of $20.3 million, or $0.22 per share, in the prior-year period. In addition to the items mentioned above, the year-over-year decline in net income was attributable to higher interest expense ($3.5 million), lower equity in earnings of joint ventures ($1.8 million), the absence of a gain from the early extinguishment of debt ($1.8 million), an increase in other expense ($5.7 million) and an increase in the tax provision of $12.0 million primarily related to a $11.8 million valuation allowance against certain state deferred tax assets that are expected to expire before they can be utilized.

Adjusted EBITDA was $81.5 million, or 35.0% of revenue, in the second quarter of 2010, compared to $81.0 million, or 36.0% of revenue, in the second quarter of 2009. Equity in earnings of joint ventures decreased to $13.6 million in the second quarter of 2010 compared to $15.5 million in the prior-year period, primarily due to the performance of the Company’s Italian joint venture which was affected by non-operating items.  Joint venture EBITDA was $17.8 million in the second quarter of 2010, compared to $18.1 million in the prior-year period.

Net income for the second quarter of 2010 was also impacted by the following items (which are permitted adjustments to EBITDA under our Credit Agreement), presented below on an after-tax basis:

•      a non-cash charge related to the racing and venue management businesses of $3.7 million,

•      professional fees and a loss on a foreign currency hedge related to the Italian instant ticket tender process of $0.4 million and $5.8 million, respectively, and

•      $3.4 million of stock-based compensation expense.

By way of comparison, net income for the second quarter of 2009 was impacted by the following items (which are permitted adjustments to EBITDA under our Credit Agreement), presented below on an after-tax basis:

•      a gain on early extinguishment of debt of $1.0 million, and debt related fees of $0.3 million,

•      earn-outs related to the purchase of Global Draw of $0.2 million, and

•      $4.6 million of stock-based compensation expense.

Printed Products Group

Printed Products Group revenue was $121.2 million in the second quarter of 2010, compared to $114.9 million in the second quarter of 2009.  This was primarily related to an increase in instant ticket revenue as a result of higher volumes to existing customers ($3.1 million), new contracts in Arkansas and Puerto Rico ($3.5 million), the benefit from transitioning to a percentage-of-sales contract with the Company’s customer in the U.K. ($2.0 million) and favorable foreign currency translation ($2.6 million). This was partially offset by a decline in sales of instant tickets to Italy ($3.7 million) that the Company believes was due in part to uncertainty related to the outcome of the instant ticket tender process for the new concession, and the loss of cooperative services contracts in Ohio and Arizona ($2.2 million).

Operating income increased to $28.7 million, or 23.7% of revenue, in the second quarter of 2010, from $28.4 million, or 24.7% of revenue, in the second quarter of 2009.  This reflects the benefit of a more profitable revenue mix and cost efficiencies ($3.6 million), partially offset by higher selling, general and administrative expenses ($3.0 million) primarily due to the increased accrual of incentive compensation, and professional fees related to the Italian instant ticket tender process.

Lottery Systems Group

Lottery Systems Group revenue was $62.2 million in the second quarter of 2010, compared to revenue of $59.1 million in the second quarter of 2009.  This increase was primarily the result of higher sales revenue of hardware and software ($4.6 million), partially offset by lower service revenue ($1.5 million).  The decline in service revenue was principally due to contract terminations in West Virginia and South Dakota ($2.3 million) and lower international Lottery Systems revenue ($1.7 million), partially offset by improved U.S. retail sales due in part to the introduction of Powerball® and Mega Millions cross-selling ($2.1 million).

China Sports Lottery retail sales increased by 4% in the quarter, which was less than anticipated due in large part to increased competition from the Shanghai World Expo tickets offered by the China Welfare Lottery and slower than anticipated implementation of the marketing plan, resulting in fewer retailers and a greater mix of lower priced games. However, the Company is focused on additional areas of potential growth in China, including the introduction of higher price point instant tickets, the expansion of the retailer and validation network, as well as mobile phone and other related opportunities.

Second quarter 2010 operating income was $10.7 million, or 17.2% of revenue, compared to operating income of $10.6 million, or 18.0% of revenue, in the second quarter of 2009.  This reflected the impact of higher revenue, partially offset by higher selling, general and administrative expenses ($1.4 million), including the increased accrual of incentive compensation.

Diversified Gaming Group

Diversified Gaming Group revenue was $49.7 million in the second quarter of 2010, compared to revenue of $51.0 million in the second quarter of 2009.   Reflected in this performance was lower service revenue in the Global Draw business as a result of revised contract terms in the U.K. ($2.1 million) and decreased revenue from the Austrian over-the-counter product ($1.1 million), partially offset by underlying terminal growth and an increase in gross win per terminal in the U.K. ($1.7 million).

Operating income was breakeven in the second quarter of 2010, compared to operating income of $2.1 million in the second quarter of 2009.  The decrease in operating income reflects a non-cash charge related to the Company’s “held for sale” racing and venue management businesses ($5.9 million) and the impact of lower revenue, partially offset by a decline in depreciation and amortization expense ($3.5 million) due to the accounting treatment of the “held for sale” racing assets.

The closing of the sale of the Company’s racing and venue management businesses to Sportech Plc remains pending as the regulatory approval process in several states is ongoing. Sportech announced at the end of June that it was confident that the necessary approvals would be obtained and the transaction would close in due course.

Liquidity and Capital Resources

At June 30, 2010, the Company had cash and cash equivalents of $151.5 million and availability under its revolving credit facility of $164.3 million, compared to cash and cash equivalents of $260.1 million and availability under the revolving credit facility of $167.9 million as of December 31, 2009.  As of June 30, 2010, the Company had total indebtedness of $1,377.8 million, compared to $1,367.1 million as of December 31, 2009.

The Company continued to manage working capital and focus on higher returns on capital while investing in growth, which resulted in free cash flow of $31.4 million in the second quarter of 2010, compared to free cash flow of $46.4 million in the second quarter of 2009. The reduction in free cash flow was due to increased interest expense and the loss on settlement of a foreign currency hedge related to the Italian instant ticket tender process.

During the second quarter of 2010, the Company paid €104.0 million in connection with its portion of the upfront payments required under the terms of the Italian lottery concession. The Company also used a combination of cash on hand and net proceeds from its new $78.0 million incremental term loan facility to redeem the remaining $9.9 million of its convertible debentures and repay substantially all (£27.5 million) of the outstanding debt under the promissory notes that were issued last year to satisfy a portion of the earn-out payable in connection with the Company’s 2006 acquisition of Global Draw.  During 2010, the Company repurchased approximately 2.6 million of its common shares in the open market at an aggregate cost of $26.3 million, or an average of $10.02 per share.

Jeffrey S. Lipkin, Chief Financial Officer, commented, “In addition to reporting strong operating results, we are pleased to have transformed our balance sheet during the quarter by further simplifying our capital structure, and extending our weighted average maturities while maintaining substantial liquidity, which positions us well for growth going forward.”

Conference Call Details

We invite you to join our conference call on August 5, 2010 at 4:30 PM Eastern Daylight Time.  To access the call live via webcast, please visit www.scientificgames.com and click on the webcast link under the Investor Information section.  To access the call by telephone, please dial (866) 362-4829 (US & Canada) or (617) 597-5346 (International) fifteen minutes prior to the start of the call. The conference ID is 86005591. A replay of the webcast and accompanying presentation will be archived in the Investor Information section on the Company’s website.

About Scientific Games

Scientific Games Corporation is a leading integrated supplier of instant tickets, systems and services to lotteries worldwide, a leading supplier of server-based gaming machines and systems, Amusement and Skill with Prize betting terminals, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators.  It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands.  The Company’s customers are in the United States and more than 50 countries.  For more information about the Company, please visit our website at www.scientificgames.com.

Company Contact:

Cindi Buckwalter, Investor Relations

(212) 754-2233

Forward-Looking Statements

In this press release the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance.  Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions; technological change; retention and renewal of existing contracts and entry into new or revised contracts; availability and adequacy of cash flow to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; inability to benefit from, and risks associated with, joint ventures and strategic investments and relationships; inability to complete the proposed sale of the racing and venue management businesses; seasonality; inability to identify and capitalize on trends and changes in the lottery and gaming industries; inability to enhance and develop successful gaming concepts; dependence on suppliers and manufacturers; liability for product defects; fluctuations in foreign currency exchange rates and other factors associated with foreign operations; influence of certain stockholders; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in our periodic reports. Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Adjusted EBITDA, as included herein, is based on the definition of “consolidated EBITDA” in our credit agreement (summarized in the paragraph below), except that adjusted EBITDA as used herein includes (without duplication) our share of the income (or deficit) of our joint ventures, whether or not such income has been distributed to us (whereas “consolidated EBITDA” for purposes of the credit agreement includes such income only to the extent it has been distributed to us).  Adjusted EBITDA is a non-GAAP financial measure that is presented herein as a supplemental disclosure and is reconciled to net income (loss) in a schedule below.

“Consolidated EBITDA” means, for any period, “consolidated net income” as defined in the credit agreement (i.e., generally our consolidated net income (or loss) excluding the income (or deficit) of our joint ventures except to the extent that such income has been distributed to us) for such period plus, to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (1) income tax expense, (2) depreciation and amortization expense, (3) interest expense, (4) amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with debt (see line item captioned “Debt-Related Fees and Charges” in the schedules below), (5) amortization of intangibles (including goodwill) and organization costs (see line item captioned “Amortization of Intangibles” in the schedules below), (6) earn-out payments with respect to certain acquisitions that we have made, such as our acquisition of Global Draw, or any other permitted acquisitions (generally, acquisitions of companies that are primarily engaged in the same or related line of business and that become subsidiaries of ours, or acquisitions of all or substantially all of the assets of another company or division or business unit of another company), including any loss or expense with respect to such earn-out payments (see line item captioned “Earn-Outs for Permitted Acquisitions” in the schedules below), (7) extraordinary charges or losses determined in accordance with GAAP, (8) non-cash stock-based compensation expenses, (9) up to $3,000,000 of expenses, charges or losses resulting from certain Peru investments (see line item captioned “Peru Investment Expenses, Charges or Losses” in the schedules below), (10) the non-cash portion of any non-recurring write-offs or write-downs as required in accordance with GAAP (see line item captioned “Non-Recurring Write-Offs under GAAP” in the schedules below), (11) advisory fees and related expenses paid to advisory firms in connection with permitted acquisitions (see line item captioned “Acquisition Advisory Fees” in the schedules below), (12) certain specified “permitted add-backs” (i.e., (A) up to $15,000,000 (less the amount of certain permitted pro forma adjustments to consolidated EBITDA in connection with material acquisitions) of charges incurred during any 12-month period in connection with (i) reductions in workforce, (ii) contract losses, discontinued operations, shutdown expenses and cost reduction initiatives, (iii) transaction expenses incurred in connection with potential acquisitions and divestitures, whether or not consummated, and (iv) restructuring charges and transaction expenses incurred in connection with certain transactions with Playtech Limited or its affiliates, and (B) reasonable and customary costs incurred in connection with amendments to the credit agreement) (see line item captioned “Specified Permitted Add-Backs” in the schedules below) (provided that the foregoing amounts do not include write-offs or write-downs of accounts receivable or inventory and, except with respect to permitted add-backs, any write-off or write-down to the extent it is in respect of cash payments to be made in a future period), (13) to the extent treated as an expense in the period paid or incurred, certain payments, costs and obligations made or incurred by us in connection with any award of a concession to operate the instant ticket lottery in Italy, including any up-front fee required under the applicable tender process (see line item captioned “Italian Concession Obligations” in the schedules below), (14) restructuring charges, transaction expenses and shutdown expenses incurred in connection with the disposition of all or part of our racing and venue management businesses, together with any charges incurred in connection with discontinued operations and cost-reduction initiatives associated with such disposition, in an aggregate amount (for all periods combined) not to exceed $7,325,000 (see line item captioned “Racing Disposition Charges and Expenses” in the schedules below) and (15) up to ₤5,250,000 during any four-quarter period of expenses or charges incurred in connection with the payment of license royalties or other fees to Playtech Limited or its affiliates and for software services provided to Global Draw or Games Media by Playtech Limited or its affiliates (see line item captioned “Playtech Royalties and Fees” in the schedules below), minus, to the extent included in the statement of such consolidated net income for such period, the sum of (1) interest income, (2) extraordinary income or gains determined in accordance with GAAP and (3) income or gains with respect to earn-out payments with respect to acquisitions referred to above (see line item captioned “Income on Earn-Outs for Permitted Acquisitions” in the schedules below).  Consolidated EBITDA is also subject to certain adjustments in connection with material acquisitions and dispositions as provided in the credit agreement.  The foregoing definitions of “consolidated net income” and “consolidated EBITDA” are qualified in their entirety by the full text of such definitions in our credit agreement, a copy of which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 19, 2010.

Beginning with the Company’s press release for the quarter ended March 31, 2010, the definition of “adjusted EBITDA” as used herein and therein is different from the definition used in earnings press releases for prior periods.  For further information concerning the changes to the definition of “adjusted EBITDA”, please see our press release announcing results for the fourth quarter and full year ended December 31, 2009, a copy of which is attached as Exhibit 99.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 1, 2010.  The presentation of “adjusted EBITDA” for all prior periods included herein uses the revised definition.

Free cash flow, as included herein, represents net cash provided by operating activities less total capital expenditures (which includes wagering systems expenditures and other intangible assets and software expenditures).  Free cash flow is a non-GAAP financial measure that is presented herein as a supplemental disclosure and is reconciled to net cash provided by operating activities in a schedule below.

Joint Venture EBITDA, as included herein, represents our share of our joint ventures’ EBITDA, which is defined as equity in earnings of our joint ventures (whether or not any such earnings have been distributed to us) plus income tax expense, depreciation and amortization expense and interest (income) loss, net of other.  Joint Venture EBITDA is a non-GAAP financial measure that is presented herein as a supplemental disclosure and is reconciled to equity in earnings of joint ventures in a schedule below.

The Company’s management uses the foregoing non-GAAP financial measures in conjunction with GAAP financial measures to: monitor and evaluate the performance of the Company’s business operations, as well as the performance of our joint ventures, which have become a more significant part of the Company’s business; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.  Accordingly, the Company’s management believes that these non-GAAP financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management.

In addition, management believes adjusted EBITDA is helpful in assessing the Company’s operating performance and highlighting trends in the Company’s core businesses that may not otherwise be apparent when relying solely on GAAP financial measures, because this non-GAAP financial measure eliminates from earnings financial items that management believes have less bearing on the Company’s performance.  In addition, management believes that adjusted EBITDA is useful in evaluating the Company’s financial performance because it is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas, such as liquidity, operating performance and leverage.  Management further believes that adjusted EBITDA and free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.  Management believes that Joint Venture EBITDA is helpful in monitoring the financial performance of the Company’s joint ventures and eliminates from the joint ventures’ earnings financial items that management believes have less bearing on the joint ventures’ performance.

The Company’s management also believes adjusted EBITDA is useful to investors because the definition is derived from the definition of “consolidated EBITDA” in our credit agreement, which is used to calculate the Company’s compliance with the financial covenants contained in the credit agreement.  In addition, the free cash flow performance metric used in determining performance-based bonuses for 2010 is calculated by subtracting total capital expenditures (which includes wagering systems expenditures and other intangible assets and software expenditures) from adjusted EBITDA (subject to certain additional adjustments in the discretion of the Compensation Committee (e.g., to take into account acquisitions, divestitures, sign-on or guaranteed bonuses approved by the Compensation Committee and accounting changes during the year)).  Moreover, the operating income performance metric used in determining performance-based bonuses for 2010 is subject to the same adjustments used to determine adjusted EBITDA (and certain additional adjustments in the discretion of the Compensation Committee (e.g., to take into account acquisitions, divestitures, sign-on or guaranteed bonuses approved by the Compensation Committee and accounting changes during the year)).

Accordingly, the Company’s management believes that the presentation of the non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with financial information that can be useful in assessing the Company’s financial condition and operating performance.

The non-GAAP financial measures used herein should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP.  The non-GAAP financial measures as defined in this press release may differ from similarly titled measures presented by other companies. The non-GAAP financial measures, as well as other information in this press release, should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Instant tickets	$118,439	$112,795	$227,538	$222,872
Services	101,010	105,459	194,714	205,720
Sales	13,584	6,774	27,120	27,126
Total revenues	233,033	225,028	449,372	455,718

Operating expenses:
Cost of instant tickets (1)	68,227	65,617	132,144	132,711
Cost of services (1)	55,171	58,526	109,613	117,194
Cost of sales (1)	9,600	4,963	19,866	20,385
Selling, general and administrative expenses	40,552	39,132	79,108	80,618
Write-down of assets held for sale	5,874	—	5,874	—
Employee termination costs	—	—	—	3,920
Depreciation and amortization (2)	27,078	30,261	54,733	61,404
Operating income	26,531	26,529	48,034	39,486
Other (income) expense:
Interest expense	24,845	21,395	49,559	40,204
Equity in earnings of joint ventures	(13,631)	(15,480)	(29,443)	(30,578)
Early extinguishment of debt	—	(1,756)	—	(4,044)
Other (income) expense, net	6,584	931	12,566	(986)
	17,798	5,090	32,682	4,596
Income before income tax expense	8,733	21,439	15,352	34,890
Income tax expense	13,076	1,093	14,808	39,734
Net income (loss)	$(4,343)	$20,346	$544	$(4,844)

Net income (loss) per share:
Basic net income (loss)	$(0.05)	$0.22	$0.01	$(0.05)
Diluted net income (loss)	$(0.05)	$0.22	$0.01	$(0.05)
Weighted average number of shares:
Basic shares	93,552	92,463	93,771	92,500
Diluted shares	93,552	93,959	94,364	92,500

(1) Exclusive of depreciation and amortization.

(2) Includes amortization of service contract software.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

June 30, 2010 and December 31, 2009

(Unaudited, in thousands)

	June 30,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$151,453	$260,131
Other current assets	283,263	321,495
Assets held for sale	89,273	91,102
Property and equipment, net	460,284	468,439
Long-term assets	1,216,424	1,150,625
Total assets	$2,200,697	$2,291,792

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$8,873	$24,808
Other current liabilities	150,960	180,298
Liabilities held for sale	20,532	20,097
Long-term debt, excluding current portion	1,368,921	1,342,255
Other long-term liabilities	96,054	104,576
Stockholders’ equity	555,357	619,758
Total liabilities and stockholders’ equity	$2,200,697	$2,291,792

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended June 30, 2010 and 2009

 (Unaudited, in thousands)

	Three Months Ended June 30, 2010
	Printed	Lottery	Diversified	Unallocated
	Products	Systems	Gaming	Corporate
	Group	Group	Group	Expense	Totals

Instant tickets	$118,439	$—	$—	$—	$118,439
Service revenue	—	53,517	47,493	—	101,010
Sales revenue	2,731	8,666	2,187	—	13,584
Total revenue	121,170	62,183	49,680	—	233,033
Cost of instant tickets (1)	68,227	—	—	—	68,227
Cost of services (1)	—	25,637	29,534	—	55,171
Cost of sales (1)	1,969	6,186	1,445	—	9,600
Selling, general and administrative expenses	12,842	8,065	4,574	9,628	35,109
Stock-based compensation	1,045	741	607	3,050	5,443
Write-down of assets held for sale	—	—	5,874	—	5,874
Employee termination costs	—	—	—	—	—
Depreciation and amortization (2)	8,429	10,839	7,686	124	27,078
Operating income (loss)	$28,658	$10,715	$(40)	$(12,802)	$26,531

Operating income margin					11.4%

	Three Months Ended June 30, 2009
	Printed	Lottery	Diversified	Unallocated
	Products	Systems	Gaming	Corporate
	Group	Group	Group	Expense	Totals

Instant tickets	$112,795	$—	$—	$—	$112,795
Service revenue	—	55,003	50,456	—	105,459
Sales revenue	2,151	4,075	548	—	6,774
Total revenue	114,946	59,078	51,004	—	225,028
Cost of instant tickets (1)	65,617	—	—	—	65,617
Cost of services (1)	—	27,895	30,631	—	58,526
Cost of sales (1)	1,928	2,486	549	—	4,963
Selling, general and administrative expenses	10,070	6,810	5,940	8,972	31,792
Stock-based compensation	780	573	553	5,434	7,340
Employee termination costs	—	—	—	—	—
Depreciation and amortization (2)	8,200	10,698	11,193	170	30,261
Operating income (loss)	$28,351	$10,616	$2,138	$(14,576)	$26,529

Operating income margin					11.8%

(1) Exclusive of depreciation and amortization.

(2) Includes amortization of service contract software.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Six Months Ended June 30, 2010 and 2009

(Unaudited, in thousands)

	Six Months Ended June 30, 2010
	Printed	Lottery	Diversified	Unallocated
	Products	Systems	Gaming	Corporate
	Group	Group	Group	Expense	Totals

Instant tickets	$227,538	$—	$—	$—	$227,538
Service revenue	—	101,704	93,010	—	194,714
Sales revenue	5,601	18,377	3,142	—	27,120
Total revenue	233,139	120,081	96,152	—	449,372
Cost of instant tickets (1)	132,144	—	—	—	132,144
Cost of services (1)	—	52,310	57,303	—	109,613
Cost of sales (1)	3,977	13,645	2,244	—	19,866
Selling, general and administrative expenses	24,396	14,789	10,386	17,004	66,575
Stock-based compensation	1,839	1,295	1,168	8,231	12,533
Write-down of assets held for sale	—	—	5,874	—	5,874
Employee termination costs	—	—	—	—	—
Depreciation and amortization (2)	16,966	21,653	15,867	247	54,733
Operating income (loss)	$53,817	$16,389	$3,310	$(25,482)	$48,034

Operating income margin					10.7%

	Six Months Ended June 30, 2009
	Printed	Lottery	Diversified	Unallocated
	Products	Systems	Gaming	Corporate
	Group	Group	Group	Expense	Totals

Instant tickets	$222,872	$—	$—	$—	$222,872
Service revenue	—	107,071	98,649	—	205,720
Sales revenue	6,741	17,944	2,441	—	27,126
Total revenue	229,613	125,015	101,090	—	455,718
Cost of instant tickets (1)	132,711	—	—	—	132,711
Cost of services (1)	—	56,770	60,424	—	117,194
Cost of sales (1)	4,529	14,294	1,562	—	20,385
Selling, general and administrative expenses	20,636	13,545	10,352	17,467	62,000
Stock-based compensation	1,737	1,328	1,317	14,236	18,618
Employee termination costs	2,016	125	433	1,346	3,920
Depreciation and amortization (2)	15,879	21,430	23,750	345	61,404
Operating income (loss)	$52,105	$17,523	$3,252	$(33,394)	$39,486

Operating income margin					8.7%

(1) Exclusive of depreciation and amortization.

(2) Includes amortization of service contract software.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income (loss)	$(4,343)	$20,346	$544	$(4,844)
Add: Income tax expense	13,076	1,093	14,808	39,734
Add: Depreciation and amortization expense	27,078	30,261	54,733	61,404
Add: Interest expense	24,845	21,395	49,559	40,204
Add: Other expense (income), net	6,584	931	12,566	(986)
Add: Gain on early extinguishment of debt	—	(1,756)	—	(4,044)
EBITDA	$67,240	$72,270	$132,210	$131,468

Credit Agreement adjustments:
Add: Debt Related Fees and Charges (1)	$—	$546	$—	$835
Add: Amortization of Intangibles	—	—	—	—
Add: Earn-outs for Permitted Acquisitions (2)	—	219	—	219
Add: Extraordinary Charges or Losses under GAAP	—	—	—	—
Add: Non-Cash Stock-Based Compensation Expenses	5,443	7,340	12,533	18,618
Add: Peru Investment Expenses, Charges or Losses	—	—	—	—
Add: Non-Recurring Write-Offs under GAAP	—	—	—	—
Add: Acquisition Advisory Fees	—	—	—	—
Add: Specified Permitted Add-Backs (3)	—	—	—	3,987
Add: Italian Concession Obligations	9,625	—	17,347	—
Add: Racing Disposition Charges and Expenses	5,874	—	5,874	—
Add: Playtech Royalties and Fees	—	—	—	—
Less: Interest Income	(138)	(199)	(298)	(521)
Less: Extraordinary Income or Gains under GAAP	—	—	—	—
Less: Income on Earn-Outs for Permitted Acquisitions	—	—	—	—

Adjustments to conform to Credit Agreement definition:
Add/Less: Other expense (income), net (4)	(6,584)	(931)	(12,566)	986
Add: Gain on early extinguishment of debt	—	1,756	—	4,044

Adjusted EBITDA	$81,460	$81,001	$155,100	$159,636

(1) Amounts reflect write-off of unamortized deferred financing costs in connection with early extinguishment of debt.

(2) Amounts reflect Global Draw employee contingent bonus payments.

(3) Amounts include management transition expenses, transaction expenses, contract impairments and restructuring expenses.

(4) Amounts include foreign exchange transactions, interest income, minority interest and other items.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF FREE CASH FLOW

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net cash provided by operating activities	$62,348	$80,138	$103,136	$130,513

Less: Capital expenditures	(1,623)	(5,254)	(3,329)	(6,019)
Less: Wagering systems expenditures	(19,091)	(17,637)	(31,502)	(31,750)
Less: Other intangible assets and software expenditures	(10,222)	(10,826)	(18,009)	(18,351)
Total Capital Expenditures	$(30,936)	$(33,717)	$(52,840)	$(56,120)

Free cash flow	$31,412	$46,421	$50,296	$74,393

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

Key Performance Indicators

(Unaudited, in thousands, except terminals and ASP)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Italy - Gratta e Vinci:
Revenues (Euros)	2,344,000	2,366,000	4,834,000	4,965,000

China - China Sports Lottery:
Revenues (RMB)	4,863,000	4,670,000	8,079,000	7,450,000
Tickets Sold	640,000	611,000	1,106,000	1,081,000
ASP (RMB)	7.60	7.65	7.30	6.89

Joint Venture EBITDA(1):
Equity in earnings of joint ventures	$13,631	$15,480	$29,443	$30,578
Add: Income tax expense	657	670	1,117	811
Add: Depreciation and amortization expense	1,664	1,327	3,448	2,568
Add: Interest expense, net of other	1,870	632	2,548	1,523
Joint Venture EBITDA	$17,822	$18,109	$36,556	$35,480

Terminal installed base at end of period:
Global Draw	16,655	15,957	16,655	15,957
Games Media	2,769	2,312	2,769	2,312

(1) Joint Venture EBITDA includes results from the Company’s participation in Consorzio Lotterie Nazionali, Roberts Communications Network, LLC, CSG Lottery Technology (Beijing) Co., Ltd., Shandong Inspur Scientific Games Technology, Ltd., and Guard Libang.